                                                                    EXHIBIT 12.1

                           KEY ENERGY SERVICES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                                                                     SIX MONTHS
                                                                               YEARS ENDED JUNE 30,                    ENDED
                                                        ----------------------------------------------------------  DECEMBER 31,
                                                          1997        1998        1999         2000         2001        2001
                                                        --------    --------    --------     --------     --------  -------------
Earnings before tax ................................      14,675      38,805    ($78,933)    ($27,976)      99,283      74,409
Interest expense ...................................       7,879      21,476      67,401       71,930       56,560      23,046
Imputed interest (A) ...............................       1,770       2,673       2,438        2,153        2,024         969
                                                        --------    --------    --------     --------     --------    --------
Adjusted Earnings ..................................      24,324      62,954      (9,094)      46,107      157,867      98,424
                                                        ========    ========    ========     ========     ========    ========
Interest expensed, imputed and capitalized (B) .....       9,649      24,149      69,839       74,083       59,209      24,749
                                                        ========    ========    ========     ========     ========    ========
Ratio of earnings to fixed charges .................        2.52        2.61          --           --         2.67        3.97

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(A) Imputed interest is equal to approximately 1/3 of operating lease expenses.

(B) For the year ended June 30, 2001 and the six months ended December 31, 2001, capitalized interest was $625 thousand and $734 thousand respectively.


For the years ended June 30, 1999 and 2000, earnings were insufficient to cover fixed charges by $78.9 million and $28 million, respectively.